                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           Washington Banking Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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

                       [Washington Banking Company Logo]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 26, 2001

     NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, the Annual Meeting of Shareholders of Washington Banking Company will be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington, on Thursday, April 26, 2001 at 3:00 p.m., to consider and to vote upon the following matters:

     1. ELECTION OF DIRECTORS. Election of three persons to serve as the Class 2 directors on the Board of Directors until 2004.

     2. WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting, or any adjournment thereof.

     Only those shareholders of record at the close of business on February 28, 2001 shall be entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof.

                                           By Order of the Board of Directors

                                           /s/ Shelly L. Angus
                                           Shelly L. Angus
                                           Corporate Secretary

Oak Harbor, Washington
March 20, 2001

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                           WASHINGTON BANKING COMPANY
                             450 SW BAYSHORE DRIVE
                              OAK HARBOR, WA 98277

                                PROXY STATEMENT

                SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This Proxy Statement and the accompanying Proxy are being first sent to shareholders on or about March 23, 2001, for use in connection with the Annual Meeting of Shareholders of Washington Banking Company ("WBCO" or "Company") to be held on Thursday, April 26, 2001 at 3:00 p.m. at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington (the "Annual Meeting"). Only those shareholders of record of WBCO's common stock, at the close of business on February 28, 2001 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 4,032,750.

The enclosed Proxy is solicited by the Board of Directors of WBCO. The costs of solicitation will be borne by the Company. In addition to the use of the mails, solicitation may be made, without additional compensation by directors and officers of WBCO and regular employees of WBCO and/or its banking subsidiary, Whidbey Island Bank (the "Bank"), by telephone, facsimile and/or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

On each matter before the Annual Meeting, including the election of directors, shareholders have one vote for each share of common stock held. Shareholders are not entitled to cumulate their votes in the election of directors. Under Washington law, if a quorum is present at the Annual Meeting, the nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors.

With regard to the election of directors, votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Votes withheld will have the effect of a negative vote. Abstentions may be specified on all proposals except the election of directors. An abstention from voting will have the practical effect of voting against a proposal since the shares which are the subject of the abstention will be considered present and entitled to vote but will not be voted in favor of the proposal. If shares are held in "street name" through a broker or other nominee (that is, the broker or nominee is the record holder but not the beneficial owner), the broker or nominee is permitted to exercise voting discretion with respect to the election of directors. Thus, if the broker or nominee is not given specific voting instructions by the beneficial owner, shares may be voted on the election of directors by the broker or nominee in their own discretion.

For signed Proxies received by WBCO in time for the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy "FOR" the nominees for director listed in this Proxy Statement, unless otherwise directed. Any Proxy given by a shareholder may be revoked before its exercise by (1) delivery to WBCO of a written notice of revocation, (2) delivery to WBCO of a subsequently dated Proxy, or (3) in open meeting prior to the taking of the shareholder vote. The shares represented by properly executed Proxies that are not revoked will be voted in accordance with the specifications in such Proxies, or, if no preference is specified, in accordance with the recommendation of management as specified above.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

                             OWNERS AND MANAGEMENT

The following table sets forth information as of February 28, 2001 with respect to beneficial ownership of WBCO's common stock by (a) each director and director nominee; (b) the chief executive officer of WBCO; (c) all directors and executive officers of WBCO as a group and (d) all shareholders known by WBCO to be the beneficial owners of more than 5% of the outstanding shares of WBCO common stock. Except as noted below, WBCO believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares. The percentages shown are based on the number of shares of WBCO common stock deemed to be outstanding, under applicable regulations (including options exercisable within sixty days).

                                                                  SHARES BENEFICIALLY OWNED AT
                                                                       FEBRUARY 28, 2001
                                                              ------------------------------------
                                                                                     Percentage of
                                                                                      Outstanding
                            Name                              Number                 Common Stock
                            ----                              -------                -------------
Michal D. Cann                                                89,843(1)                   2.13%
Jerry C. Chambers                                                  0                         *
Marlen L. Knutson                                             40,640(2)                      *
Karl C. Krieg, III                                            62,912(3)                   1.49%
Jay T. Lien                                                   53,190(4)                   1.26%
Robert B. Olson                                               69,730(5)                   1.65%
Anthony B. Pickering                                          22,740(6)                      *
Alvin J. Sherman                                              25,006(7)                      *
Edward J. (Bud) Wallgren                                      82,774(8)                   1.96%
Directors and executive officers as a group (10 persons)      505,440(9)                 11.98%
Frontier Financial Corporation                                371,150                     8.80%
  PO Box 2215
  Everett, WA 98203

---------------------
        * Represents less than 1.0% of WBCO's outstanding common stock.

    (1) Includes 74,500 shares issuable upon exercise of options, 37,500 of which are exercisable at $2.93 per share, 7,500 of which are exercisable at $3.37 per share, 15,000 of which are exercisable at $4.08 per share, 6,000 of which are exercisable at $5.37 per share, 4,500 of which are exercisable at $9.26 per share and 4,000 of which are exercisable at $12.00 per share.

    (2) All shares are owned by the Knutson Hauling, Inc. Profit Sharing Trust, for which Mr. Knutson is the trustee. Includes 2,340 shares issuable upon exercise of options at $9.26 per share.

    (3) Includes (a) 18,840 shares issuable upon exercise of options, 11,250 of which are exercisable at $3.00 per share, 3,750 of which are exercisable at $3.07 per share, 1,500 of which are exercisable at $4.08 per share and 2,340 of which are exercisable at $9.26 per share and (b) 11,499 shares owned by the Krieg Construction 401(k) Plan, for which Mr. Krieg is the Trustee.

    (4) Includes (a) 18,840 shares issuable upon exercise of options, 11,250 of which are exercisable at $3.00 per share, 3,750 of which are exercisable at $3.07 per share, 1,500 of which are exercisable at $4.08 per share and 2,340 of which are exercisable at $9.26 per share and (b) 5,400 shares owned by the Dan Garrison, Inc. Profit Sharing Plan, for which Mr. Lien is the Trustee.

    (5) Includes 18,840 shares issuable upon exercise of options, 11,250 of which are exercisable at $3.00 per share, 3,750 of which are exercisable at $3.07 per share, 1,500 of which are exercisable at $4.08 per share and 2,340 of which are exercisable at $9.26 per share.

    (6) Includes 2,340 shares issuable upon exercise of options at $9.26 per share.

    (7) Includes 2,340 shares issuable upon exercise of options at $9.26 per share.

    (8) Includes 3,840 shares issuable upon exercise of options, 1,500 of which are exercisable at $4.08 per share and 2,340 of which are exercisable at $9.26 per share.

    (9) Includes 186,730 shares issuable pursuant to options exercisable within 60 days at exercise prices ranging from $2.93 to $12.00 per share.

                             ELECTION OF DIRECTORS

WBCO's Articles of Incorporation provide that the number of directors to be elected by the shareholders shall be not less than five nor more than 12 and that, within such minimum and maximum, the exact number of directors shall be fixed by resolution of the Board of Directors. The Board of Directors has fixed the number of directors at nine. Directors are divided into three classes, each class serving a period of three years. Approximately one-third of the members of the Board of Directors are elected by the shareholders annually. The terms of the Class 2 directors expire at the 2001 Annual Meeting. Those directors are Michal D. Cann, Jerry C. Chambers and Marlen L. Knutson, all of whom have been nominated by the Board of Directors for re-election at the Annual Meeting. If elected, they will hold office until the annual meeting of shareholders in the year 2004 and until their successors are elected and qualified. The terms of the Class 3 directors expire in 2002 and Class 1 directors' terms expire in 2003.

Each nominee has indicated that he is able and willing to serve on the Board of Directors. If any nominee should become unable or unwilling to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will be unable or unwilling to serve.

INFORMATION WITH RESPECT TO NOMINEES

The following information is provided with respect to the nominees for election at the Annual Meeting as Class 2 directors whose terms will expire in 2004, and regarding all other incumbent directors, including their respective names, ages, principal occupations during the past five years and the year first elected a director of WBCO or the Bank. The address for each of the nominees and all incumbent directors is 450 SW Bayshore Drive, Oak Harbor, Washington 98277. All nominees are presently directors of WBCO and the Bank.

NOMINEES FOR ELECTION AS CLASS 2 DIRECTORS (TERMS EXPIRE IN 2004):

MICHAL D. CANN                                  Director since 1992

Mr. Cann, 52, has been the President and Chief Executive Officer of WBCO since 1996, and the President and Chief Executive Officer of the Bank, and President and Secretary of WIB Financial Services, Inc. since 1993. Mr. Cann has 30 years of banking experience, previously having served as the President of Valley Bank, Mt. Vernon, Washington, and in other senior management positions in other banks and a bank holding company.

MARLEN L. KNUTSON                               Director since 1996

Mr. Knutson, 68, is the President of Knutson Hauling, Inc., an excavation company. Mr. Knutson was also the owner of Knutson Distributors, Inc., from which he retired in 1990. Mr. Knutson previously served as Chairman of Valley Bank of Mt. Vernon, Washington.

JERRY C. CHAMBERS                               Director since 2000

Mr. Chambers, 52, is the President of Jerry Chambers Chevrolet, Inc., a position he has held since 1973. Mr. Chambers is a member of the National Chevrolet Dealer Council and has served as Past President and Board Member of the Puget Sound Automobile Dealers Association and the United Way of Whatcom County. Mr. Chambers previously served as a board member of KeyBank.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THESE NOMINEES.

CLASS 3 INCUMBENT DIRECTORS (TERMS EXPIRE IN 2002):

JAY T. LIEN                                     Director since 1987

Mr. Lien, 57, has been the President of Dan Garrison, Inc., a real estate company, since 1986. Mr. Lien has been Chairman of the Board of WBCO and the Bank since September 1998.

ALVIN J. SHERMAN                                Director since 1996

Mr. Sherman, 68, is currently retired, having served until 1997 as a co-owner of Sherman Farms, Inc. Mr. Sherman also serves as a director of WIB Financial Services, Inc., a subsidiary of the Bank, which offers for sale nondeposit investment products.

EDWARD J. (BUD) WALLGREN                        Director since 1991

Mr. Wallgren, 62, has been the President of Island O.K. Tires, Inc. since 1968, and is currently the owner of six Les Schwab Tire stores in northwestern Washington.

CLASS 1 INCUMBENT DIRECTORS (TERMS EXPIRE IN 2003):

KARL C. KRIEG, III                              Director since 1990

Mr. Krieg, 64, has been the President of Krieg Construction, Inc. since 1979. Mr. Krieg is also the President of Krieg Concrete Products, Inc. and serves as Vice Chairman of the Board of WBCO and the Bank.

ROBERT B. OLSON                                 Director since 1992

Mr. Olson, 65, has been the co-owner and co-managing director of H&H Properties, Inc., a land development company, since 1991. Mr. Olson previously has served as the President and Chief Executive Officer of four community banks in Washington and Oregon. Mr. Olson also serves as Chairman of WIB Financial Services, Inc.

ANTHONY B. PICKERING                            Director since 1996

Mr. Pickering, 53, has been the owner of Max Dale's Restaurant since 1983. Mr. Pickering currently serves as a director of Skagit Valley Hospital Foundation and is a Trustee for the Washington State University Foundation Board of Trustees.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

The Board of Directors of WBCO has established certain standing committees, including an Audit Committee and a Compensation Committee. There presently is no standing nominating committee.

AUDIT COMMITTEE. The main functions performed by the Audit Committee include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the internal auditors and the independent auditors, and reviewing the reports of bank regulatory authorities. The Audit Committee also reviews the annual and other reports to the Securities and Exchange Commission and the annual report to WBCO shareholders. Current members of the Audit Committee are Messrs. Olson (Chairman), Pickering, Sherman and Lien (who, as Chairman of the Board is automatically an ex-officio member of all committees). Each of the Audit Committee members are independent directors. There were four meetings of the Audit Committee during 2000.

COMPENSATION COMMITTEE. The Compensation Committee reviews and recommends remuneration arrangements for senior management. Current members of the Compensation Committee are Messrs. Wallgren (Chairman), Knutson, Krieg, Lien and Olson. There were three meetings of the Compensation Committee during 2000.

BOARD OF DIRECTORS MEETINGS. There were 12 meetings of the Board of Directors of the Company during 2000. All directors attended at least 75% of the total meetings of the Board and all committees of which they were members in 2000.

DIRECTOR COMPENSATION. During 2000, the Company's directors, including officer-directors, received a monthly fee in the amount of $700. In addition to the monthly fee, such directors received $300 for each Special Board meeting of the Company and meetings of the Board of WIB Financial Services, Inc. attended. Non-officer directors received $300 for each committee meeting attended.

A performance based bonus plan was implemented in 1993 whereby, in addition to the base fees discussed above, directors receive bonuses based on WBCO's annual performance. During the fiscal year 2000, each non-officer director was paid a bonus in the amount of $6,947.25 for a total of $55,580. See "Executive Compensation".

SHAREHOLDER NOMINATIONS FOR 2002 ANNUAL MEETING OF SHAREHOLDERS

In accordance with the Company's Bylaws, shareholder nominations for the 2002 Annual Meeting of Shareholders, if any, must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting, and must be delivered or mailed to the Chairman of WBCO. However, if less than 21 days' notice of the Annual Meeting is given to shareholders, the notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Such notification should contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of WBCO that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; and (e) the number of shares of stock of WBCO owned by the notifying shareholder. Nominations not made in accordance with the above requirements may be disregarded by the Chairman of the Annual Meeting, in his discretion, and upon the Chairman's instruction, the vote teller may disregard all votes cast for such a nominee.

                            STOCK PERFORMANCE GRAPH

The following graph shows a 2 1/2-year comparison of the total return to shareholders of WBCO's common stock, the Nasdaq U.S. Stock Index (which is a broad nationally recognized index of stock performance by companies traded on the Nasdaq National Market and the Nasdaq Small Cap Market) and the SNL Securities <$500M Bank Index (comprised of publicly-traded banks located in the U.S. with assets of under $500 million). The definition of total return includes appreciation in market value of the stock as well as the actual cash and stock dividends paid to shareholders. The graph assumes that the value of the investment in WBCO's common stock and each of the two indices was $100 on June 23, 1998(1) and that all dividends were reinvested.

                              [PERFORMANCE GRAPH]

                                                     PERIOD ENDING
                       --------------------------------------------------------------------------
       INDEX           06/23/98   06/30/98   12/31/98   06/30/99   12/31/99   06/30/00   12/31/00
-------------------------------------------------------------------------------------------------
Washington Banking
  Company               100.00     107.21      67.95      84.62      67.04      70.96      67.64
NASDAQ - Total US*      100.00     102.79     120.54     147.88     224.01     218.58     134.78
SNL WBCO Peer Group
  <$500M Bank Index     100.00     100.61      85.81      84.73      79.43      72.91      76.63

---------------
*Source: CRSP, Center for Research in Security Prices, Graduate School of
 Business, The University of Chicago 2001.

Used with permission. All rights reserved. crsp.com.
SNL SECURITIES LC                                                 (804) 977-1600

(C) 2001

    (1) Effective June 23, 1998 Washington Banking Company sold 1,380,000 shares of its common stock in an initial public offering at a subscription price of $12 per share. Its stock now trades on the Nasdaq National Market under the symbol "WBCO".

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

This report of WBCO's Compensation Committee describes in general terms the process the Compensation Committee undertakes and the factors it considers in determining the appropriate compensation for WBCO's executive officers, including the executive officers who are named in the Summary Compensation Table that follows (the "Named Executive").

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

GENERAL. The Compensation Committee is responsible for establishing and monitoring compensation programs, and for evaluating the performance of executive officers of WBCO and its subsidiaries. The Compensation Committee reviews and approves individual executive officer salaries, bonuses and stock option grants and other equity-based awards.

COMPENSATION PHILOSOPHY. WBCO, acting through the Compensation Committee, believes that compensation of its executive officers and other key personnel should reflect and support the goals and strategies that the Company establishes. The Company's objective has been to expand its geographical presence outside Whidbey and Camano Islands, while solidifying its market position in Island County. With the primary expansion and building of offices completed, the Company expects geographic expansion activity to slow in comparison to recent years and has turned its focus to improving operating efficiencies and profitability.

Management's strategy is to continue to provide a high level of personal service to its customers and to expand loans, deposits and other products and services that it offers its customers. Maintenance of asset quality will be emphasized by controlling nonperforming assets and adhering to prudent underwriting standards. In addition, management will strive to further manage non-interest expense and will continue to improve internal operating systems.

The Company's goals are intended to create long-term value for WBCO's shareholders, consistent with protecting the interests of depositors. The Compensation Committee believes that these goals are best supported by attracting and retaining well-qualified executive officers and other personnel through competitive compensation arrangements, with emphasis on rewards for significant contributions to the Company's success and on aligning the interests of the executive officers and other personnel with those of WBCO's shareholders.

The Compensation Committee follows a compensation philosophy that emphasizes options and other stock-based compensation. This emphasis is intended to create a close link between the interests of employees and shareholders and to focus on growth in assets and earnings while maintaining good asset quality and increasing long-term shareholder value.

The Compensation Committee anticipates that it will continue to emphasize stock-based compensation in the future.

COMPENSATION PROGRAMS AND PRACTICES. WBCO's compensation program includes competitive salary and benefits, an annual incentive cash bonus based upon attainment of Company and individual performance goals, and opportunities for employee ownership of WBCO common stock through a stock option program.

In determining compensation packages for individual executives, the Compensation Committee considers various subjective and objective factors, including (1) individual job responsibilities and experience; (2) individual performance in terms of both qualitative and quantitative goals; (3) WBCO's overall performance, as measured by attainment of strategic and budgeted financial goals and prior performance; and (4) industry surveys of compensation for comparable positions with similar institutions in the State of Washington, the Pacific Northwest and the United States.

It is not anticipated that the limitations on deductibility, under the Internal Revenue Code Section 162(m), of compensation to any one executive that exceeds $1,000,000 in a single year will apply to WBCO or its subsidiaries in the foreseeable future. In the event that such limitation would apply, the Compensation Committee will analyze the circumstances presented and act in a manner that, in its judgment, is in the best interests of the Company. This may or may not involve actions to preserve deductibility.

Components of WBCO's compensation programs are as follows:

     BASE SALARY. Salary levels of executive officers are designed to be competitive within the banking industry. In setting competitive salary ranges, the Compensation Committee works with management to periodically evaluate current salary levels of other financial institutions with size, lines of business, geographic locations and market place position similar to WBCO's. Base salaries for WBCO's executive officers other than the Chief Executive Officer are based upon recommendations by the CEO, taking into account the subjective and objective factors described above. The Compensation Committee reviews and approves or disapproves such recommendations.

     ANNUAL INCENTIVE BONUS. Executive officers have an annual incentive opportunity with cash awards (bonuses) based on the overall performance of WBCO and on attainment of individual performance targets. Performance targets may be based on one or more of the following criteria: return on average assets, return on average equity, core deposit growth, loan growth, asset quality, growth in earnings. The annual bonus pool is determined by the Compensation Committee, with final approval by the Board of Directors, each fiscal year and is based upon an assessment of the Company's performance as compared to both budgeted and prior fiscal year performance. Once the bonus pool has been established, the Chief Executive Officer makes individual bonus recommendations to the Compensation Committee based upon an evaluation of an executive's individual performance and contribution to WBCO's overall performance.

     STOCK OPTION AND OTHER STOCK-BASED COMPENSATION. Equity-based compensation is intended to more closely align the financial interests of WBCO's executives with long-term shareholder value and to assist in the retention of executives who are key to the success of WBCO and Whidbey Island Bank. Equity-based compensation generally has been in the form of incentive stock options pursuant to existing stock option plans. The Compensation Committee, with final approval by the Board, determines from time to time which executives, if any, will receive stock options and determines the number of shares subject to each option. Grants of stock options and awards are based on the performance of WBCO and various subjective factors relating primarily to the responsibilities of individual executives, their expected future contributions to WBCO and prior option grants. There were no stock options granted during 2000.

CHIEF EXECUTIVE OFFICER COMPENSATION. In evaluating the compensation of Mr. Cann for services rendered in 2000, the Compensation Committee considered both quantitative and qualitative factors.

In reviewing quantitative factors, the Compensation Committee reviewed WBCO's 2000 financial results and compared them with WBCO's budget and actual financial results for 1999. Specifically, the Compensation Committee considered that (1) year-end net income from operations increased 18.4% from 1999; (2) total assets, total loans and total deposits grew by 26%, 36% and 25%, respectively, from year-end 1999 to year-end 2000; and (3) nonperforming loans to loans were .41% in 2000, as compared to .44% in 1999.

The Compensation Committee also considered certain qualitative accomplishments by Mr. Cann in 2000. The Compensation Committee recognized Mr. Cann's leadership in strategically positioning WBCO for future significant developments in the banking industry and in the Company's market area and otherwise developing long-term strategies for the organization.

Based on the foregoing and consistent with the Compensation Committee's overall compensation philosophy, the Compensation Committee made the following determinations with respect to Mr. Cann's compensation in 2000. Mr. Cann's annual salary in 2000 was set at $145,000 and he was awarded an incentive (bonus) payment of $40,000.

CONCLUSION. The Compensation Committee believes that for the 2000 fiscal year, the compensation of Mr. Cann, as well as for the other executive officers, was consistent with WBCO's overall compensation philosophy and clearly related to the realization of the Company's goals and strategies for the year.

Respectfully submitted by:

        COMPENSATION COMMITTEE:
        Edward J. (Bud) Wallgren, Chairman
        Marlen L. Knutson
        Karl C. Krieg, III
        Jay T. Lien
        Robert B. Olson

STOCK OPTION PLANS

1992 AND 1993 PLANS. In 1992, the Company adopted an employee stock option plan ("1992 Plan"), under which 450,000 shares of common stock (as adjusted for stock splits) were authorized to be issued upon exercise of incentive stock options ("ISOs"). Of the shares authorized by the 1992 Plan and as of the Record Date, 316,500 shares currently are subject to options granted but not exercised and 118,500 shares have been issued upon exercise of options granted. The Company adopted a plan permitting grants of nonqualified stock options ("NSOs") to directors in 1993 ("1993 Plan") for up to 150,000 shares of common stock (as adjusted for stock splits). Under the 1993 Plan and as of the Record Date, 78,300 shares are currently subject to options granted but not exercised and 66,750 shares have been issued upon exercise of options granted. The 1992 and 1993 Plans were terminated as to further grants of options upon the adoption of the Company's 1998 Stock Option and Restricted Stock Award Plan ("1998 Plan").

1998 PLAN. Under the 1998 Plan, 161,000 shares of common stock are authorized to be issued upon exercise of ISOs and NSOs and the award of restricted stock. As of the Record Date, there were 34,500 shares subject to options granted but not exercised, under the 1998 Plan. No shares have been issued upon exercise of options granted under the 1998 Plan or under restricted stock awards.

The following is a summary of the principal provisions of the 1998 Plan:

     PURPOSE. The purpose of the 1998 Plan is to (1) enhance the long-term profitability and shareholder value of WBCO by offering stock-based incentives ("Awards") to employees, directors, consultants and agents of, and individuals to whom offers of employment have been made by, WBCO or its subsidiaries; (2) attract and retain the best available personnel for positions of responsibility with WBCO and its subsidiaries; and (3) encourage employees and directors to acquire and maintain stock ownership in WBCO.

     SHARES SUBJECT TO PLAN. The 1998 Plan authorizes the issuance of up to a maximum of 161,000 shares of WBCO common stock plus any shares subject to stock options that are forfeited, expire or are canceled under the 1992 and 1993 Plans. To the extent permitted by applicable law, expired, forfeited, terminated or canceled Award shares will again become available for delivery as pursuant to the 1998 Plan.

     LIMITATIONS. Not more than 25% of the aggregate number of shares available for delivery pursuant to an Award granted under the Plan may be issued to any participant during any one calendar year. In addition, in the case of Incentive Stock Options, the aggregate fair market value of all shares becoming exercisable in any one year shall not exceed $100,000.

     TYPES OF AWARDS. Awards may include ISOs, which are intended to meet all the requirements of an "Incentive Stock Option" as defined in Section 422 of Code, NSOs and restricted stock awards.

     STOCK OPTION GRANTS. The exercise price for each option granted will be determined by the Compensation Committee, but for ISOs will not be less than 100% of the fair market value of WBCO common stock on the date of grant. For purposes of the 1998 Plan, "fair market value" means the closing transaction price of the common stock on the date of grant as reported on the Nasdaq National Market.

     The term of options will be fixed by the Compensation Committee. No ISO granted under the 1998 Plan can be exercisable after 10 years from the date of the grant. Each option will be exercisable pursuant to a vesting schedule determined by the Compensation Committee.

     Since option grants and stock awards are discretionary, WBCO cannot currently determine the number of shares that will be subject to Awards in the future pursuant to the 1998 Plan. The Compensation Committee currently intends to make Awards primarily to officers and key employees of WBCO and the Bank.

DEFERRED COMPENSATION PLAN

In December 2000, the Bank approved the adoption of an Executive Deferred Compensation Plan ("Comp Plan") to take effect January 2001, under which select participants may elect to defer receipt of a portion of eligible compensation.

The following is a summary of the principal provisions of the Comp Plan:

     PURPOSE. The purpose of the Comp Plan is to (1) provide a deferred compensation arrangement for a select group of management or highly compensated employees within the meaning of Sections 201(2) and 301(a)(3) of ERISA and directors of the Bank, and (2) attract and retain the best available personnel for positions of responsibility with the Bank and its subsidiaries. The Comp Plan is intended to be an unfunded deferred compensation agreement. Participation in the Comp Plan is voluntary.

     SOURCE OF BENEFITS. Benefits under the Comp Plan are payable solely by the Bank. To enable the Bank to meet its financial commitment under the Comp Plan, assets may be set aside in a corporate-owned vehicle. These assets are available to all general creditors of the Bank in the event of the Bank's insolvency. Participants of the Comp Plan are unsecured general creditors of the Bank with respect to the Comp Plan benefits.

     Deferrals under the Comp Plan may reduce compensation used to calculate benefits under the Bank's 401(k) Plan.

SUMMARY COMPENSATION TABLE

The following table sets forth the aggregate compensation for services rendered to WBCO or its subsidiaries in all capacities paid or accrued for the fiscal year ended December 31, 2000 to the Company's Chief Executive Officer, who is the only executive officer of WBCO whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 (the "Named Executive") during 2000.

                                                 LONG TERM
                     ANNUAL COMPENSATION        COMPENSATION
     NAME AND        --------------------     NUMBER OF SHARES        ALL OTHER
PRINCIPAL POSITION    SALARY     BONUS(1)    UNDERLYING OPTIONS    COMPENSATION(2)
------------------   --------    --------    ------------------    ---------------
Michal D. Cann,      $145,000    $40,000           85,000              $4,657
President and Chief
Executive Officer

---------------------
     (1) Reflects bonus earned in 2000 but paid in 2001.

     (2) The amount disclosed in this column represents matching contributions under the Company's 401(k) Plan, together with term life and accidental death & dismemberment insurance premiums.

OPTION GRANTS IN 2000. There were no options granted to the Named Executive in 2000.

OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table summarizes option exercises and the value of unexercised options held by the Named Executive at December 31, 2000:

                                                                         Value of Unexercised
                        Shares                    Number of Shares           In-the-Money
                       Acquired                Underlying Unexercised          Options
                          on        Value      Options (Exercisable/        (Exercisable/
        Name           Exercise    Realized        Unexercisable)         Unexercisable)(1)
        ----           --------    --------    ----------------------    --------------------
Michal D. Cann           -0-         -0-           74,500/10,500           $307,615/$4,139

---------------------
     (1) In accordance with applicable rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying stock. For purposes of this table, fair market value is deemed to be $8.125, the last sale price of WBCO's common stock reported on the Nasdaq National Market on December 29, 2000.

OTHER EMPLOYEE BENEFITS. The Company maintains a salary savings 401(k) Plan for its employees, including its executive officers. All persons employed by the Company who are at least 21 years of age may elect to contribute a portion of their salary to the 401(k) Plan beginning the first of the month following the employee's date of hire. Participant employees are eligible to receive Company contributions following completion of at least one year of service and an annual minimum of 1,000 service hours; contributions of up to 5% of salary are matched 50% by the Company, subject to certain specified limits. WBCO contributed approximately $94,385 in matching funds to the 401(k) Plan during 2000.

Certain employees and officers of the Company may participate in the Company's discretionary bonus plan. Contributions by the Company are based upon year-end results of operations for the Company and attainment of goals by individuals. In 2000, the Company contributed $500,200 to the bonus plan for such employees and officers.

The Company provides a group health insurance plan along with the normal vacation and sick pay benefits.

EXECUTIVE SEVERANCE AGREEMENT

The Company has entered into an executive severance agreement with Mr. Cann. The agreement provides that Mr. Cann would receive a severance benefit in an amount equal to two times the amount of his highest compensation paid during the previous three years, if his employment is terminated in certain cases preceding, and for any reason following by up to three years, a change in control of the Company. The Company has also entered into severance agreements with six additional officers that provide each officer with a severance benefit in an amount equal to one and one half times the amount of their highest compensation paid during the previous three years, if their employment is terminated in certain cases preceding, and for any reason following by up to three years, a change in control of the Company.

The provisions of the severance agreements are triggered by a "change in control", which means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of the Company, as such quoted terms are defined and used in Section 280 G(b)(2)(A) of the Internal Revenue Code. Severance payments are conditioned on a termination of the executive as a result of the change in control.

                            BENEFICIAL OWNERSHIP AND
                       SECTION 16(A) REPORTING COMPLIANCE

WBCO is a reporting company pursuant to Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"). Under Section 16(a) of the Exchange Act, and the rules promulgated thereunder, directors, officers, greater than 10% shareholders, and certain other key personnel (the "Reporting Persons") are required to report their ownership and any change in ownership of WBCO securities to the Securities and Exchange Commission ("SEC"). WBCO believes that the Reporting Persons have complied with all Section 16(a) filing requirements applicable to them.

In making the foregoing statement, WBCO has relied solely upon written representations of the Reporting Persons, its lack of knowledge of the existence of any holder of greater than 10% of WBCO outstanding common stock, and copies of the reports that the Reporting Persons have filed with the SEC.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

During 2000, certain directors and executive officers of WBCO and the Bank, and their associates, were customers of the Bank, and it is anticipated that such individuals will be customers of the Bank in the future. All transactions between the Bank and its officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other, unrelated persons. In the opinion of management, such transactions with executive officers and directors did not involve more than the normal risk of collectibility or present other unfavorable features.

Krieg Construction, Inc., a construction company of which Mr. Karl C. Krieg, III a director of WBCO, is the President, has provided services as a subcontractor relating to construction at certain of the Bank's branch offices. In 2000, the Company paid $112,086 to Krieg Construction for such services.

                               RELATIONSHIP WITH
                         INDEPENDENT PUBLIC ACCOUNTANTS

The firm of KPMG LLP ("KPMG") has been selected by WBCO to be its independent accountants for the current year. Shareholders are not required to take action in this selection. A representative of KPMG is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions.

FEES BILLED BY KPMG DURING 2000

AUDIT FEES. The audit fees that KPMG billed the Company for its audit services, including review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q, totaled $75,075.

ALL OTHER FEES. Other fees that KPMG billed the Company for all other non-audit services rendered to the Company, including tax-related services, totaled $82,416.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee is made pursuant to the rules of the Securities and Exchange Commission. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants.

The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2000 be included in the Company's Annual Report on Form 10-K for the last fiscal year, for filing with the Securities and Exchange Commission.

Respectfully submitted by:

       AUDIT COMMITTEE:
        Robert B. Olson, Chairman
        Anthony B. Pickering
        Alvin J. Sherman
        Jay T. Lien (ex officio)

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

A shareholder proposing to transact business at WBCO's 2002 Annual Meeting of Shareholders must provide notice of such proposal to WBCO no later than November 9, 2001. For shareholder proposals to be considered for inclusion in WBCO's proxy statement and form of proxy relating to its 2002 Annual Meeting of Shareholders, such proposals must be received by WBCO no later than November 9, 2001. If WBCO receives notice of a shareholder proposal after November 9, 2001, the persons named as proxies in the proxy statement and/or form of proxy will have discretionary authority to vote on such shareholder proposal.

                                 OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters should properly come before the Annual Meeting, it is the intention of the persons appointed in the Proxy to vote the shares represented by the Proxy in accordance with recommendations of management on such matters.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                   EXHIBIT A

                           WASHINGTON BANKING COMPANY
                                AND SUBSIDIARIES
                            AUDIT COMMITTEE CHARTER

     This Audit Committee Charter has been adopted by the Washington Banking Company Board of Directors. The Audit Committee of the Board (the "Committee") shall review and reassess the Charter annually.

                              PURPOSE OF COMMITTEE

     The primary function of the Audit Committee is to assist the Company's Board of Directors in fulfilling its responsibility to oversee the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company.

     The Audit Committee's primary duties and responsibilities are to:

- Serve as an independent and objective party to monitor the financial reporting processes and internal control systems of the Company and its subsidiaries.

- Review and appraise the audit efforts of the Company's independent auditors and internal auditing department.

- Provide an open avenue of communication among the Company's independent auditors, the internal auditing department, senior management, and the Board of Directors.

     The specific responsibilities of the Audit Committee are set forth below in the Committee Responsibilities section of this Charter. The Committee may also have such other duties as may from time to time by assigned by the Board.

                                  COMPOSITION

     The Audit Committee shall be comprised of three or more directors appointed by the Board, on recommendation by the Chair of the Board. All members of the Audit Committee shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a Committee member. Each Committee member shall also meet the requirements of applicable rules and regulations including the rules of The Nasdaq Stock Market or any other exchange on which the Company's securities are traded. The members of the Committee shall be appointed at the annual organizational meeting of the Board and shall serve a term of one year or until their successors shall be duly elected and qualified.

     The Audit Committee shall hold regular meetings, as may be necessary and special meetings as may be called by the Chair of the Audit Committee. At least once each year the Committee or Chair shall have a private meeting with the independent auditors. The independent auditors and management may be invited by the Committee to participate in specific portions of Committee meetings to provide information and expertise and to facilitate discussion, when appropriate.

                           COMMITTEE RESPONSIBILITIES

The general activities of the Committee in carrying out its oversight role are described below.

     The Audit Committee shall:

- Report through its Chair to the Board of Directors following the meetings of the Audit Committee.

- Review and appraise the audit efforts of the Company's independent auditors and internal auditing department. In this role the Audit Committee shall:

        - Oversee the Company's relationship with the independent auditors, including making recommendations to the Board concerning the retention, performance and termination of the Company's independent auditors. Such auditors are ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders.

        - Oversee internal audit activities, including discussing with management and the internal auditors the independence, objectivity and responsibilities of the internal audit function. The Committee shall also review the performance of the head of the internal audit department and take appropriate action in the event of unsatisfactory performance.

        - Confer with the independent auditors and the internal auditors concerning the scope of their examinations of the books and records of the Company and its subsidiaries.

        - Review and approve the independent auditor's annual engagement letters and other audit engagement letters.

        - Examine the Company's audit plan to determine whether that plan is appropriate to the Company's strategic plan and financial condition, and to recommend changes to the audit plan where necessary.

        - Receive and review audit reports.

        - Review the annual management letter and management responses with the independent auditors, internal auditors and management.

        - Obtain annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard Number 1 (Independence Discussions with Audit Committee). The Committee shall actively discuss with the independent auditors any relationships that may impact the objectivity and independence of the auditors and shall take, or recommend that the Board take, appropriate actions to oversee and satisfy itself as to the auditor's independence.

        - Provide the auditors with full access to the Committee and the Board to report on appropriate matters.

- Issue annually a report of the Audit Committee to be included in the Company's proxy statement, as required by the rules of the Securities and Exchange Commission.

- Review the Company's audited financial statements and discuss them with management and the independent auditors. These discussions shall include any matters raised by the independent auditors, including any matters required to be discussed under Statement on Auditing Standards No. 61 and such other matters as the Committee or the independent auditors shall deem appropriate. Based on such review and the Committee's evaluation of the independence of the auditors, the Committee shall make its recommendation to the Board as to whether the Company's audited financial statements should be included in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

- Discuss with management, the internal auditors and the independent auditors the quality and adequacy of and compliance with the Company's internal controls.

- Discuss with management and/or the Company's counsel any legal matters, including the status of pending litigation, that may have a material impact on the Company's financial statements, and material reports or inquiries from regulatory or governmental agencies.

- Review alleged fraudulent actions or violations of law reported by internal compliance and auditing staff or by the independent auditors.

     The Committee's job is one of oversight. Management is responsible for the preparation of the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee and the Board recognize that management, the internal audit staff and the independent auditors have more resources, time, detailed knowledge and information regarding the Company's accounting, auditing, internal control and financial reporting practices than the Committee does. Accordingly, the Committee's oversight role does not provide any expert or special assurance as to the financial statements and other financial information provided by the Company to its shareholders and others.

                           WASHINGTON BANKING COMPANY
           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- APRIL 26, 2001
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           WASHINGTON BANKING COMPANY

                       PLEASE SIGN AND RETURN IMMEDIATELY

The undersigned shareholder of WASHINGTON BANKING COMPANY ("WBCO") hereby nominates, constitutes and appoints Jay T. Lien and Karl C. Krieg, III, and each of them (with full power to act alone) the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of WBCO standing in my name and on its books on February 28, 2001 at the Annual Meeting of Shareholders to be held at the Best Western Harbor Plaza, 33175 State Route 20, Oak Harbor, Washington on April 26, 2001 at 3:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. Election of Directors. A proposal to elect as directors the persons listed below to serve until the Annual Meeting of Shareholders in the year 2004 or until their successors are duly elected and qualified.

            [ ] FOR all nominees listed below                      [ ] WITHHOLD AUTHORITY TO VOTE
                                                                       (in the manner listed below)

Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below. To withhold authority to vote for all nominees, strike a line through all names listed below.

Michal D. Cann                Jerry C. Chambers                Marlen L. Knutson

2. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

   THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ABOVE. IF NO
                               DIRECTION IS MADE,
         THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE.

Management knows of no other matters that may properly be, or which are likely to be, brought before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, this proxy will be voted in accordance with the recommendations of management.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the April 26, 2001 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies.

                                         Date:
                                              ----------------------------------

                                         Signature:
                                                   -----------------------------

                                         Signature:
                                                   -----------------------------

                                         NOTE: Signature(s) should agree with
                                         name(s) on WBCO stock certificate(s).
                                         Executors, administrators, trustees and
                                         other fiduciaries, and persons signing
                                         on behalf of corporations or
                                         partnerships should so indicate when
                                         signing. All joint owners musts sign.